Exhibit 10.1
PENDLETON COMMUNITY BANK, INC.
Executive Performance Driven Agreement
Prepared 01-30-06
© 2006 Clark Consulting
This document is provided to assist your legal counsel in documenting your specific arrangement. The laws of the various states may differ considerably, and this specimen is for general information only. It is not a form to be signed, nor is it to be construed as legal advice. Failure to accurately document your arrangement could result in significant losses, whether from claims of those participating in the arrangement, from the heirs and beneficiaries of participants, or from regulatory agencies such as the Internal Revenue Service, the Department of Labor, or bank examiners. License is hereby granted to your legal counsel to use these materials in documenting solely your arrangement.
In general, if your bank is subject to SEC regulation, implementation of this or any other executive or director compensation program may trigger rules requiring certain disclosures on Form 8-K within four days of implementing the program. Consult with your SEC attorney, if applicable, to determine your responsibilities under the disclosure rules.
IMPORTANT NOTICE ON CODE SECTION 409A COMPLIANCE
Consult with your legal and tax advisors to determine the impact of the new Internal Revenue Code Section 409A to your particular situation. The Treasury Department on September 29th, 2005 issued proposed regulations implementing the requirements of Section 409A which apply to nonqualified deferred compensation arrangements. The effective date for the proposed regulations is January 1, 2007; however, they can be fully relied upon by plan sponsors until the regulations become final.

PENDLETON COMMUNITY BANK, INC.
Executive Performance Driven Agreement
PENDLETON COMMUNITY BANK, INC.
EXECUTIVE PERFORMANCE DRIVEN PLAN
     THIS EXECUTIVE PERFORMANCE DRIVEN PLAN (the “Agreement”) is adopted this 4th day of June, 2008, by and between PENDLETON COMMUNITY BANK, INC., a commercial bank located in Franklin, West Virginia (the “Bank”) and
WILLIAM A. LOVING, JR. (the “Executive”).
     The purpose of this Agreement is to provide specified benefits to the Executive, a member of a select group of management or highly compensated employees who contribute materially to the continued growth, development and future business success of the Bank. This Agreement shall be unfunded for tax purposes and for purposes of Title I of the Employee Retirement Income Security Act (“ERISA”).
Article 1
Definitions
     Whenever used in this Agreement, the following words and phrases shall have the meanings specified:
1.1	“Bank Contribution” means the contribution to the Deferral Account, if any, as set forth in Section 3.1(a).

1.2	“Base Salary” means the annual cash compensation relating to services performed during any calendar year, excluding distributions from nonqualified deferred compensation plans, bonuses, commissions, overtime, fringe benefits, stock options, relocation expenses, incentive payments, non-monetary awards, and other fees, and automobile and other allowances paid to a the Executive for employment rendered (whether or not such allowances are included in the Executive’s gross income). Base Salary shall be calculated before reduction for compensation voluntarily deferred or contributed by the Executive pursuant to all qualified or non-qualified plans of the Bank and shall be calculated to include amounts not otherwise included in the Executive’s gross income under Code Sections 125, 402(e)(3), 402(h), or 403(b) pursuant to plans established by the Bank; provided, however, that all such amounts will be included in compensation only to the extent that had there been no such plan, the amount would have been payable in cash to the Executive.

1.3	“Beneficiary” means each designated person, or the estate of a deceased Executive, entitled to benefits, if any, upon the death of the Executive determined pursuant to Article 6.

1.4	“Beneficiary Designation Form” means the form established from time to time by the Plan Administrator that the Executive completes, signs and returns to the Plan Administrator to designate one or more beneficiaries.

1.5	“Board” means the Board of Directors of the Bank as from time to time constituted.

1.6	“Bonus” means the cash bonus, if any, awarded to the Executive for services performed

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Executive Performance Driven Agreement
during the Plan Year.

1.7	“Change in Control” means a change in the ownership or effective control of the Bank, or in the ownership of a substantial portion of the assets of the Bank, as such change is defined in Section 409A of the Code and regulations thereunder.

1.8	“Code” means the Internal Revenue Code of 1986, as amended.

1.9	“Compensation” for purposes of this agreement means the total Base Salary, as defined herein, that would be paid to an Executive during a Plan Year, absent deferrals.

1.10	“Crediting Rate” shall be equal to the Bank’s return on equity for the prior Plan Year. However, the Crediting Rate will have a floor equal to the Prime Rate on December 31 for the prior Plan Year, and a ceiling equal to the Prime Rate on December 31 for the prior Plan Year plus seven percent (7%).

1.11	“Deferral Account” means the Bank’s accounting of the Executive’s accumulated Incentive Awards, plus accrued interest.

1.12	“Disability” means Executive: (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months; or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the Bank. Medical determination of Disability may be made by either the Social Security Administration or by the provider of an accident or health plan covering employees of the Bank. Upon the request of the Plan Administrator, the Executive must submit proof to the Plan Administrator of the Social Security Administration’s or the provider’s determination.

1.13	“Early Termination” means Separation from Service before Normal Retirement Age for reasons other than death, Disability, Termination for Cause, or following a Change in Control.

1.14	“Effective Date” means January 1, 2008.

1.15	“Incentive Award” means a percentage of the Executive’s Compensation, if any, awarded to the Executive and automatically deferred according to Article 2 of this Agreement.

1.16	“Normal Retirement Age” means the Executive attaining age sixty-two (62) combined with at least ten (10) Years of Service

1.17	“Normal Retirement Date” means the later of Normal Retirement Age or Separation from Service.

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Executive Performance Driven Agreement
1.18	“Plan Administrator” means the plan administrator described in Article 8.

1.19	“Plan Year” means each twelve-month period commencing on January 1 and ending on December 31 of each year. The initial Plan Year shall commence on the Effective Date of this Agreement and end on the following December 31.

1.20	“Projected Compensation” means the Executive’s Compensation determined as of the Executive’s Separation from Service plus projected increases to such Compensation from Separation from Service to Normal Retirement Age. The Executive’s Compensation is assumed to increase by the average compensation increase received by the Executive during his employment with the Bank.

1.21	“Separation from Service” means the termination of the Executive’s employment with the Bank for reasons other than death or Disability. Whether a Separation from Service takes place is determined based on the facts and circumstances surrounding the termination of the Executive’s employment and whether the Bank and the Executive intended for the Executive to provide significant services for the Bank following such termination. A termination of employment will not be considered a Separation from Service if:
(a)	the Executive continues to provide services as an employee of the Bank at an annual rate that is twenty percent (20%) or more of the services rendered, on average, during the immediately preceding three full calendar years of employment (or, if employed less than three years, such lesser period) and the annual remuneration for such services is twenty percent (20%) or more of the average annual remuneration earned during the final three full calendar years of employment (or, if less, such lesser period), or

(b)	the Executive continues to provide services to the Bank in a capacity other than as an employee of the Bank at an annual rate that is fifty percent (50%) or more of the services rendered, on average, during the immediately preceding three full calendar years of employment (or if employed less than three years, such lesser period) and the annual remuneration for such services is fifty percent (50%) or more of the average annual remuneration earned during the final three full calendar years of employment (or if less, such lesser period).
1.22	“Specified Employee” means a key employee (as defined in Section 416(i) of the Code without regard to paragraph 5 thereof) of the Bank if any stock of the Bank is publicly traded on an established securities market or otherwise.

1.23	“Termination for Cause” means a Separation from Service for:
(a)	Gross negligence or gross neglect of duties to the Bank; or

(b)	Conviction of a felony or of a gross misdemeanor involving moral turpitude in connection with the Executive’s employment with the Bank; or

(c)	Fraud, disloyalty, dishonesty or willful violation of any law or significant Bank policy committed in connection with the Executive’s employment and resulting in

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Executive Performance Driven Agreement
a material adverse effect on the Bank.
1.24	“Years of Service” means the twelve consecutive month period beginning on an Executive’s date of hire and any twelve (12) month anniversary thereof, during the entirety of which time the Executive is an employee of the Bank. Service with a subsidiary or other entity controlled by the Bank before the time such entity became a subsidiary or under such control shall not be considered “credited service” unless the Plan Administrator specifically agrees to credit such service. In addition, the Plan Administrator in its discretion may also grant additional Years of Service in such circumstances where it deems such additional service appropriate.
Article 2
Incentive Amount
2.1	Incentive Award. For the first Plan Year and for every Plan Year thereafter, the Bank shall determine the Executive’s Incentive Award in accordance with the criteria set forth on Exhibit A-1 and Exhibit A-2. Exhibit A-1 and Exhibit A-2 can be modified annually at the Board’s discretion; provided, however, that any such annual modification shall not reduce or eliminate Incentive Awards already credited to the Deferral Account for prior years. The Incentive Award shall be declared within sixty (60) days following the end of each Plan Year.
Article 3
Deferral Account
3.1	Establishing and Crediting. The Bank shall establish a Deferral Account on its books for the Executive and shall credit to the Deferral Account the following amounts:
(a)	The Incentive Award declared each Plan Year pursuant to Article 2, which shall be credited as of the first day of the Plan Year following the Plan Year for which the Incentive Award pertained; plus

(b)	Interest as follows:
(i)	On the last day of each month until immediately prior to the Executive’s Separation from Service, interest shall be credited on the Deferral Account at an annual rate equal to the Crediting Rate, compounded monthly; and

(ii)	On the last day of each month interest shall be credited on the unpaid Deferral Account balance from Separation from Service until Normal Retirement Age at an annual rate equal to the prime rate on December 31st for the prior Plan Year, compounded monthly.
3.2	Accounting Device Only. The Deferral Account is solely a device for measuring amounts to be paid under this Agreement. The Deferral Account is not a trust fund of any kind. The Executive is a general unsecured creditor of the Bank for the distribution of benefits. The benefits represent the mere Bank promise to distribute such benefits. The Executive’s rights are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by the Executive’s

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Executive Performance Driven Agreement
creditors.
Article 4
Distributions During Lifetime
4.1	Normal Retirement Benefit. Upon the Executive’s Separation from Service following Normal Retirement Date, the Bank shall distribute to the Executive the benefit described in this Section 4.1 in lieu of any other benefit under this Article.
4.1.1	Amount of Benefit. The benefit under this Section 4.1 is the Deferral Account balance at the Executive’s Normal Retirement Date. Such Deferral Account balance shall be annuitized in twelve (12) equal monthly installments for fifteen (15) years using the prime rate on December 31st for the prior Plan Year.

4.1.2	Distribution of Benefit. The Bank shall distribute the annual benefit to the Executive as described in 4.1.1 commencing on the first day of the month following Normal Retirement Date.
4.2	Early Termination Benefit. Upon Early Termination, the Bank shall distribute to the Executive the benefit described in this Section 4.2 in lieu of any other benefit under this Article.
4.2.1	Amount of Benefit. The benefit under this Section 4.2 is the Deferral Account balance determined as of Normal Retirement Age. Such Deferral Account balance shall be annuitized in twelve (12) equal monthly installments for fifteen (15) years using the prime rate on December 31st for the prior Plan Year.
4.2.2	Distribution of Benefit. The Bank shall distribute the annual benefit to the Executive in twelve (12) equal monthly installments commencing on the first day of the month following Normal Retirement Age. The annual benefit shall be distributed to the Executive for fifteen years (15) years. Interest shall be credited on the unpaid Deferral Account balance in accordance with Section 3.1(b)(ii).
4.3	Change in Control Benefit. If the Agreement has not been sooner terminated pursuant to Section 10.3, upon a Change in Control followed by the Executive’s Separation from Service, the Bank shall distribute to the Executive the benefit described in this Section 4.3 in lieu of any other benefit under this Article.
4.3.1	Amount of Benefit. The benefit under this Section 4.3 is the Executive’s Deferral Account balance determined as though the Executive continued to have annual Contributions credited to his Deferral Account from Separation from Service until Normal Retirement Age equal to the greater of (i) the average compensation increase received by the Executive during his employment with the Bank or (ii) ten percent (10%) of his Projected Compensation. Interest shall be credited each year on the unpaid Deferral Account balance from Separation from Service until Normal Retirement Age at an annual rate equal to the prime rate on December 31 for each prior Plan Year, compounded monthly.

PENDLETON COMMUNITY BANK, INC.
Executive Performance Driven Agreement
4.3.2	Distribution of Benefit. The Bank shall distribute the annual benefit to the Executive in twelve (12) equal monthly installments commencing on the first day of the month following Normal Retirement Age. The annual benefit shall be distributed to the Executive for fifteen years (15) years. Interest shall be credited on the unpaid Deferral Account balance in accordance with Section 3.1(b)(ii).

4.3.3	Excess Parachute Payment Gross-up. If any benefit payable under this Agreement, the Pendleton Community Bank, Inc. Officer Supplemental Retirement Agreement, the Bank’s Change in Control Plan, or any arrangement similar to the foregoing would create an excise tax under the excess parachute rules of Section 280G of the Code, the Bank shall pay to the Executive an additional amount (the “Gross-up”) equal to:
the Executive’s excise penalty tax amount
divided by
the sum of (one minus the sum of the penalty tax rate plus the Executive’s marginal income tax rate)
The Gross-up shall be (i) paid in a lump sum at the time such excise tax, if any, becomes payable by the Executive and (ii) reduced by any similar benefit the Bank pays to the Executive under any other plan or arrangement.
4.4	Restriction on Timing of Distribution. Notwithstanding any provision of this Agreement to the contrary, if the Executive is considered a Specified Employee at Separation from Service under such procedures as established by the Bank in accordance with Section 409A of the Code, benefit distributions that are made upon Separation from Service may not commence earlier than six (6) months after the date of such Separation from Service. Therefore, in the event this Section 4.4 is applicable to the Executive, any distribution or series of distributions to be made due to a Separation from Service shall commence no earlier that the first day of the seventh month following the Separation from Service.

4.5	Distributions Upon Income Inclusion Under Section 409A of the Code. Upon the inclusion of any portion of the Deferral Account balance into the Executive’s income as a result of the failure of this non-qualified deferred compensation plan to comply with the requirements of Section 409A of the Code, to the extent such tax liability can be covered by the Deferral Account balance, a distribution shall be made as soon as is administratively practicable following the discovery of the plan failure.

4.6	Change in Form or Timing of Distributions. For distribution of benefits under this Article 4, the Executive may elect to delay the timing or change the form of distributions by submitting the appropriate Distribution Election Form(s) to the Plan Administrator. Any such elections:
(a)	may not accelerate the time or schedule of any distribution, except as provided in Section 409A of the Code and the regulations thereunder;

(b)	must, for benefits distributable under Sections 4.1, 4.2, and 4.3, delay the

PENDLETON COMMUNITY BANK, INC.
Executive Performance Driven Agreement
commencement of distributions for a minimum of five (5) years from the date the first distribution was originally scheduled to be made; and

(c)	must take effect not less than twelve (12) months after the election is made.
Article 5
Distributions at Death
5.1	Death During Active Service, or After Separation of Service But Before Benefit Distributions Commence. If the Executive dies prior to Separation from Service, or if the Executive is entitled to benefit distributions and dies after Separation from Service but before benefit distributions commence, the Bank shall distribute to the Beneficiary the benefit described in this Section 5.1. This benefit shall be distributed in lieu of the benefits under Article 4.
5.1.1	Amount of Benefit. The benefit under this Section 5.1 is the Deferral Account balance determined as of the date of the Executive’s death.

5.1.2	Distribution of Benefit. The Bank shall distribute the benefit to the Beneficiary, in a lump sum within thirty (30) days following receipt by the Bank of the Executive’s death certificate.
5.2	Death During Distribution of a Benefit. If the Executive dies after any benefit distributions have commenced under this Agreement but before receiving all such distributions, the Bank shall distribute to the Beneficiary the remaining benefits at the same time and in the same amounts that would have been distributed to the Executive had the Executive survived.
Article 6
Beneficiaries
6.1	Beneficiary. The Executive shall have the right, at any time, to designate a Beneficiary(ies) to receive any benefits distributable under the Agreement to a Beneficiary upon the death of the Executive. The Beneficiary designated under this Agreement may be the same as or different from the beneficiary designation under any other plan of the Bank in which the Executive participates.

6.2	Beneficiary Designation: Change. The Executives shall designate a Beneficiary by completing and signing the Beneficiary Designation Form, and delivering it to the Plan Administrator or its designated agent. The Executive’s beneficiary designation shall be deemed automatically revoked if the Beneficiary predeceases the Executive or if the Executive names a spouse as Beneficiary and the marriage is subsequently dissolved. The Executives hall have the right to change a Beneficiary by completing, signing and otherwise complying with the terms of the Beneficiary Designation Form and the Plan Administrator’s rules and procedures, as in effect from time to time. Upon the acceptance by the Plan Administrator of a new Beneficiary Designation Form, all Beneficiary designations previously filed shall be cancelled. The Plan Administrator

PENDLETON COMMUNITY BANK, INC.
Executive Performance Driven Agreement
shall be entitled to rely on the last Beneficiary Designation Form filed by the Executive and accepted by the Plan Administrator prior to the Executive’s death.

6.3	Acknowledgment. No designation or change in designation of a Beneficiary shall be effective until received, accepted and acknowledged in writing by the Plan Administrator or its designated agent.

6.4	No Beneficiary Designation. If the Executive dies without a valid Beneficiary designation, or if all designated Beneficiaries predecease the Executive, then the Executive’s spouse shall be the designated Beneficiary. If the Executive has no surviving spouse, the benefits shall be paid to the personal representative of the Executive’s estate.

6.5	Facility of Distribution. If the Plan Administrator determines in its discretion that a benefit is to be paid to a minor, to a person declared incompetent, or to a person incapable of handling the disposition of that person’s property, the Plan Administrator may direct distribution of such benefit to the guardian, legal representative or person having the care or custody of such minor, incompetent person or incapable person. The Plan Administrator may require proof of incompetence, minority or guardianship as it may deem appropriate prior to distribution of the benefit. Any distribution of a benefit shall be a distribution for the account of the Executive and the Beneficiary, as the case may be, and shall be a complete discharge of any liability under the Agreement for such distribution amount.
Article 7
General Limitations
7.1	Termination for Cause. Notwithstanding any provision of this Agreement to the contrary, the Bank shall not distribute any benefit under this Agreement if the Executive’s employment with the Bank is terminated due to a Termination for Cause.
7.2	Suicide or Misstatement. Notwithstanding any provision of this Agreement to the contrary, the Bank shall not distribute any benefit under this Agreement in excess of the Incentive Awards if the Executive commits suicide within two years after the Effective Date of this Agreement, or if an insurance company which issued a life insurance policy covering the Executive and owned by the Bank denies coverage (i) for material misstatements of fact made by the Executive on an application for such life insurance, or (ii) for any other reason.
7.3	Removal. Notwithstanding any provision of this Agreement to the contrary, the Bank shall not distribute any benefit under this Agreement if the Executive is subject to a final removal or prohibition order issued by an appropriate federal banking agency pursuant to Section 8(e) of the Federal Deposit Insurance Act.
Article 8
Administration of Agreement
8.1	Plan Administrator Duties. This Agreement shall be administered by a Plan

PENDLETON COMMUNITY BANK, INC.
Executive Performance Driven Agreement
Administrator which shall consist of the Board, or such committee or person(s) as the Board shall appoint. The Plan Administrator shall administer this Agreement according to its express terms and shall also have the discretion and authority to (i) make, amend, interpret and enforce all appropriate rules and regulations for the administration of this Agreement and (ii) decide or resolve any and all questions including interpretations of this Agreement, as may arise in connection with the Agreement to the extent the exercise of such discretion and authority does not conflict with Section 409A of the Code and regulations thereunder.
8.2	Agents. In the administration of this Agreement, the Plan Administrator may employ agents and delegate to them such administrative duties as it sees fit, (including acting through a duly appointed representative), and may from time to time consult with counsel who may be counsel to the Bank.
8.3	Binding Effect of Decisions. The decision or action of the Plan Administrator with respect to any question arising out of or in connection with the administration, interpretation and application of the Agreement and the rules and regulations promulgated hereunder shall be final and conclusive and binding upon all persons having any interest in the Agreement.
8.4	Indemnity of Plan Administrator. The Bank shall indemnify and hold harmless the members of the Plan Administrator against any and all claims, losses, damages, expenses or liabilities arising from any action or failure to act with respect to this Agreement, except in the case of willful misconduct by the Plan Administrator or any of its members.
8.5	Bank Information. To enable the Plan Administrator to perform its functions, the Bank shall supply full and timely information to the Plan Administrator on all matters relating to the Compensations of its Executives, the date and circumstances of the retirement, Disability, death or Separation from Service of its Executives, and such other pertinent information as the Plan Administrator may reasonably require.
8.6	Statement of Accounts. The Plan Administrator shall provide to the Executive, within one hundred twenty (120) days after the end of each Plan Year, a statement setting forth the Deferral Account balance.

PENDLETON COMMUNITY BANK, INC.
Executive Performance Driven Agreement
Article 9
Claims and Review Procedures
9.1	Claims Procedure. The Executive or Beneficiary (“claimant”) who has not received benefits under the Agreement that he or she believes should be paid shall make a claim for such benefits as follows:
9.1.1	Initiation – Written Claim. The claimant initiates a claim by submitting to the Bank a written claim for the benefits. If such a claim relates to the contents of a notice received by the claimant, the claim must be made within sixty (60) days after such notice was received by the claimant. All other claims must be made within 180 days of the date on which the event that caused the claim to arise occurred. The claim must state with particularity the determination desired by the claimant.

9.1.2	Timing of Bank Response. The Bank shall respond to such claimant within 90 days after receiving the claim. If the Bank determines that special circumstances require additional time for processing the claim, the Bank can extend the response period by an additional 90 days by notifying the claimant in writing, prior to the end of the initial 90-day period, that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Bank expects to render its decision.

9.1.3	Notice of Decision. If the Bank denies part or all of the claim, the Bank shall notify the claimant in writing of such denial. The Bank shall write the notification in a manner calculated to be understood by the claimant. The notification shall set forth:
(a)	The specific reasons for the denial,

(b)	A reference to the specific provisions of the Agreement on which the denial is based,

(c)	A description of any additional information or material necessary for the claimant to perfect the claim and an explanation of why it is needed,

(d)	An explanation of the Agreement’s review procedures and the time limits applicable to such procedures, and

(e)	A statement of the claimant’s right to bring a civil action under ERISA Section 502(a) following an adverse benefit determination on review.
9.2	Review Procedure. If the Bank denies part or all of the claim, the claimant shall have the opportunity for a full and fair review by the Bank of the denial, as follows:
9.2.1	Initiation – Written Request. To initiate the review, the claimant, within 60 days after receiving the Bank’s notice of denial, must file with the Bank a written request for review.

9.2.2	Additional Submissions – Information Access. The claimant shall then have the opportunity to submit written comments, documents, records and other

PENDLETON COMMUNITY BANK, INC.
Executive Performance Driven Agreement
information relating to the claim. The Bank shall also provide the claimant, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the claimant’s claim for benefits.

9.2.3	Considerations on Review. In considering the review, the Bank shall take into account all materials and information the claimant submits relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

9.2.4	Timing of Bank Response. The Bank shall respond in writing to such claimant within 60 days after receiving the request for review. If the Bank determines that special circumstances require additional time for processing the claim, the Bank can extend the response period by an additional 60 days by notifying the claimant in writing, prior to the end of the initial 60-day period, that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Bank expects to render its decision.

9.2.5	Notice of Decision. The Bank shall notify the claimant in writing of its decision on review. The Bank shall write the notification in a manner calculated to be understood by the claimant. The notification shall set forth:
(a)	The specific reasons for the denial,

(b)	A reference to the specific provisions of the Agreement on which the denial is based,

(c)	A statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the claimant’s claim for benefits, and

(d)	A statement of the claimant’s right to bring a civil action under ERISA Section 502(a).
Article 10
Amendments and Termination
10.1	Amendments. This Agreement may be amended only by a written agreement signed by the Bank and the Executive. However, the Bank may unilaterally amend this Agreement to conform with written directives to the Bank from its auditors or banking regulators or to comply with legislative changes or tax law, including without limitation Section 409A of the Code and any and all Treasury regulations and guidance promulgated thereunder.
10.2	Termination Generally. This Agreement may be terminated only by a written agreement signed by the Bank and the Executive. Except as provided in Section 10.4, the termination of this Agreement shall not cause a distribution of benefits under this Agreement. Rather, upon such termination benefit distributions will be made at the earliest distribution event permitted under Article 4 or Article 5.
10.3	Change in Control Termination. Upon a Change in Control, the Bank will seek, by

PENDLETON COMMUNITY BANK, INC.
Executive Performance Driven Agreement
written request at least five (5) business days prior to the Change in Control, to have the successor, by written agreement, assent to the terms of this Agreement as then in effect and agree to continue the Agreement and fulfill the Bank’s obligations hereunder. Such assent shall also constitute assent the terms of and agreement to continue and fulfill all the Bank’s arrangements which are substantially similar to the Agreement, including but not limited to the Pendleton Community Bank, Inc. Officer Supplemental Retirement Agreement. The successor’s failure to furnish such assent at least three (3) business days prior to the Change in Control shall constitute a termination of the Plan notwithstanding anything herein to the contrary and the Executive’s benefit shall be distributed in accordance with Section 10.4 below.

10.4	Terminations Under Section 409A. Notwithstanding anything to the contrary in Section 10.2, if the Bank terminates this Agreement in the following circumstances:
(a)	Within thirty (30) days before, or twelve (12) months after a Change in Control, provided that all distributions are made no later than twelve (12) months following such termination of the Agreement and further provided that all the Bank’s arrangements which are substantially similar to the Agreement are terminated so the Executive and all participants in the similar arrangements are required to receive all amounts of compensation deferred under the terminated arrangements within twelve (12) months of the termination of the arrangements;

(b)	Upon the Bank’s dissolution or with the approval of a bankruptcy court provided that the amounts deferred under the Agreement are included in the Executive’s gross income in the latest of (i) the calendar year in which the Agreement terminates; (ii) the calendar year in which the amount is no longer subject to a substantial risk of forfeiture; or (iii) the first calendar year in which the distribution is administratively practical; or

(c)	Upon the Bank’s termination of this and all other account balance plans (as referenced in Section 409A of the Code or the regulations thereunder), provided that all distributions are made no earlier than twelve (12) months and no later than twenty-four (24) months following such termination, and the Bank does not adopt any new non-account balance plans for a minimum of five (5) years following the date of such termination;
the Bank shall distribute the actuarial equivalent of the present value of (i) the Change in Control Benefit in the event of Section 10.4(a) or (ii) the Early Termination Benefit in the event of Section 10.4(b) or (c), determined as of the date of the termination of the Agreement, to the Executive in a lump sum subject to the above terms. Distribution shall be made within a timeframe such that the conditions of the above terms are satisfied.

PENDLETON COMMUNITY BANK, INC.
Executive Performance Driven Agreement
Article 11
Miscellaneous
11.1	Binding Effect. This Agreement shall bind the Executive and his beneficiaries, survivors, executors, administrators and transferees and the Bank and its successors and assigns.

11.2	No Guarantee of Employment. This Agreement is not a contract for employment. It does not give the Executive the right to remain as an employee of the Bank, nor does it interfere with the Bank’s right to discharge the Executive. It also does not require the Executive to remain an employee nor interfere with the Executive’s right to terminate employment at any time.

11.3	Non-Transferability. Benefits under this Agreement cannot be sold, transferred, assigned, pledged, attached or encumbered in any manner.

11.4	Tax Withholding and Reporting. The Bank shall withhold any taxes that are required to be withheld, including but not limited to taxes owed under Section 409A of the Code and regulations thereunder, from the benefits provided under this Agreement. Except as provided to the contrary herein, the Executive acknowledges that the Bank’s sole liability regarding taxes is to forward any amounts withheld to the appropriate taxing authority(ies). Further, the Bank shall satisfy all applicable reporting requirements, including those under Section 409A of the Code and regulations thereunder.

11.5	Applicable Law. The Agreement, and all rights hereunder shall be governed by the laws of the State of West Virginia, except to the extent preempted by the laws of the United States of America.

11.6	Unfunded Arrangement. The Executive and the Beneficiary are general unsecured creditors of the Bank for the distribution of benefits under this Agreement. The benefits represent the mere promise by the Bank to distribute such benefits. The rights to benefits are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors. Any insurance on the Executive’s life or other informal funding asset is a general asset of the Bank to which the Executive and the Beneficiary have no preferred or secured claim.

11.7	Entire Agreement. This Agreement constitutes the entire agreement between the Bank and the Executive as to the subject matter hereof. No rights are granted to the Executive by virtue of this Agreement other than those specifically set forth herein.

11.8	Interpretation. Wherever the fulfillment of the intent and purpose of this Agreement requires, and the context will permit, the use of the masculine gender includes the feminine and use of the singular includes the plural

11.9	Alternative Action. In the event it shall become impossible for the Bank or the Plan Administrator to perform any act required by this Agreement, the Bank or Plan Administrator may in its discretion perform such alternative act as most nearly carries out

PENDLETON COMMUNITY BANK, INC.
Executive Performance Driven Agreement
the intent and purpose of this Agreement and is in the best interests of the Bank, provided that such alternative acts do not violate Section 409a of the Code.

11.10	Headings. Article and section headings are for convenient reference only and shall not control or affect the meaning or construction of any of its provisions.

11.11	Validity. In case any provision of this Agreement shall be illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof, but this Agreement shall be construed and enforced as if such illegal and invalid provision has never been inserted herein.

11.12	Notice. Any notice or filing required or permitted to be given to the Plan Administrator under this Agreement shall be sufficient if in writing and hand-delivered, or sent by registered or certified mail, to the address below:

Executive Performance Plan
Administrator
Pendleton Community Bank
Box 487
Franklin, WV 26807
Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark or the receipt for registration or certification.

Any notice or filing required or permitted to be given to the Executive under this Agreement shall be sufficient if in writing and hand-delivered, or sent by mail, to the last known address of the Executive.

11.13	Compliance with Section 409A. This Agreement shall at all times be administered and the provisions of this Agreement shall be interpreted consistent with the requirements of Section 409A of the Code and any and all regulations thereunder, including such regulations as may be promulgated after the Effective Date of this Agreement.

11.14	Rescission. Any modification to the terms of this Agreement that would inadvertently result in an additional tax liability on the part of the Executive, shall have no effect provided the change in the terms of the plan is rescinded by the earlier of a date before the right is exercised (if the change grants a discretionary right) and the last day of the calendar year during which such change occurred.

PENDLETON COMMUNITY BANK, INC.
Executive Performance Driven Agreement
IN WITNESS WHEREOF, the Executive and the Bank have signed this Agreement as of June 4th, 2008

EXECUTIVE:	BANK:

Pendleton Community Bank, Inc.

By:

William A Loving, Jr.	Title:

PENDLETON COMMUNITY BANK, INC.
Executive Performance Driven Agreement
BENEFICIARY DESIGNATION FORM

{ }	New Designation
{ }	Change in Designation
I,                                                             , designate the following as Beneficiary under the Plan:

Primary:
%

%

Contingent:
%

%

Notes:
•	Please PRINT CLEARLY or TYPE the names of the beneficiaries.

•	To name a trust as Beneficiary, please provide the name of the trustee(s) and the exact name and date of the trust agreement.

•	To name your estate as Beneficiary, please write “Estate of _[your name]_”.

•	Be aware that none of the contingent beneficiaries will receive anything unless ALL of the primary beneficiaries predecease you.
I understand that I may change these beneficiary designations by delivering a new written designation to the Plan Administrator, which shall be effective only upon receipt and acknowledgment by the Plan Administrator prior to my death. I further understand that the designations will be automatically revoked if the Beneficiary predeceases me, or, if I have named my spouse as Beneficiary and our marriage is subsequently dissolved.

Name:

Signature:	Date:

Received by the Plan Administrator this day of , 2

By:

Title:

1